Filed Pursuant to Rule 424(b)(3)
Registration No. 333-125299

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 17, 2005)

Senesco Technologies, Inc.

2,561,031 Shares of Common Stock

This prospectus supplement amends and supplements our prospectus dated June 17, 2005. The prospectus relates to 2,561,031 shares of our common stock that may be offered for resale by the selling stockholders named therein.

The selling stockholder named in this prospectus supplement, or in supplements hereto, may sell all or a portion of the common stock, from time to time, in market transactions, in negotiated transactions or otherwise, and at prices and on terms which will be determined by the then prevailing market price for our common stock or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. In addition, the selling stockholder may offer the common stock from time to time through ordinary brokerage transactions on the American Stock Exchange. See “Plan of Distribution” in the prospectus dated June 17, 2005 for additional information on the methods of sale.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated June 17, 2005. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

No securities are being offered or sold by us pursuant to this prospectus supplement. We will not receive any of the proceeds from the sale of these shares by the selling stockholder.

Our common stock is traded on the American Stock Exchange under the symbol “SNT”. On March 1, 2007 the last reported sale price of our common stock was $1.15 per share.

Our principal executive offices are located at 303 George Street, Suite 420, New Brunswick, New Jersey 08901.  Our phone number is (732) 296-8400.

Investing in the offered securities involves risks. See “Risk Factors” beginning on page 3 of the prospectus dated June 17, 2005.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the offered securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 1, 2007.

SELLING STOCKHOLDER

The table below supplements or amends the selling stockholder table contained on pages 15-20 of the Prospectus dated June 17, 2005. Where the name of the selling stockholder identified in the table below also appears in the table of the Prospectus, the information set forth in the table below regarding the selling stockholder supersedes the information in the Prospectus. The following table provides information regarding the selling stockholder and the number of shares of common stock he is offering for resale.

Unless otherwise indicated in the footnotes below, we believe that the person and entity named in the table below have sole voting and investment power with respect to all shares beneficially owned. Because the selling stockholder may offer, pursuant to this prospectus, all or some portion of the common stock listed below, no estimate can be given as to the amount of common stock that will be held by the selling stockholder upon consummation of any sales. In addition, the selling stockholder listed in the table may have sold, transferred or otherwise disposed of, in transactions exempt from registration requirements of the Securities Act of 1933, as amended, some or all of his common stock since the date as of which such information was provided to us.

No selling stockholder has had any material relationship with us or any of our affiliates within the past three years, other than as a stockholder.

We have prepared the table based on information given to us by, or on behalf of, the selling stockholder on or before March 1, 2007. Information about the selling stockholder may change over time. Any changed information given to us by the selling stockholder will be set forth in prospectus supplements or amendments to this prospectus supplement if and when necessary.

	Beneficial Ownership of Selling Stockholders Prior to Offering(1)		Number of Shares Offered Hereby(2)	Beneficial Ownership of Shares After Offering(1)(2)
Name of Selling Stockholders	Number	Percent	Number	Number	Percent

Rockmore Investment Master Fund Ltd. (3)	30,025	*	30,025	0	—

Omicron Master Trust (4)	64,762	*	64,726	0	—

*Less than one percent.

(1)

Assumes that each selling stockholder will sell all of the shares of common stock offered pursuant to this prospectus, but not any other shares of common stock beneficially owned by that selling stockholder.

(2)	Based upon a total number of shares of common stock outstanding as of March 1, 2007 of 17,473,694.

(3)

Such amount represents shares underlying warrants. Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of March 1, 2007, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.

(4)

Such amount represents shares underlying warrants.  Omicron Capital, L.P., a Delaware limited partnership (“Omicron Capital”), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda (“Omicron”), Omicron Capital, Inc., a Delaware corporation (“OCI”), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited (“Winchester”) serves as the trustee of Omicron.  By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron.  Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock.  As of the date of this prospectus supplement, Mr. Olivier H. Morali, an officer of OCI, and Mr. Bruce T. Bernstein, a consultant to OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions with respect to the shares of our common stock owned by Omicron.  By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron.  Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority.  No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended.  Omicron and Winchester are not “affiliates” of one another, as that term is used for purposes of the Exchange Act or of any other person named in this prospectus as a selling stockholder.  No person or “group” (as that term is used in Section 13(d) of the Exchange Act or the SEC’s Regulation 13D-G) controls Omicron and Winchester.